UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2019

CSS INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-2661	13-1920657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Plymouth Road, Suite 300, Plymouth Meeting, PA	19462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 729-3959

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.10 par value	CSS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 23, 2019, CSS Industries, Inc. (the “Company”) and certain of its subsidiaries (together with the Company, the “Borrowers”) entered into a Second Amendment (the “Amendment”) to its Credit Agreement, dated March 7, 2019, with JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”), and Bank of America, N.A. and KeyBank National Association, as lenders (the “Credit Agreement”). The Amendment reduces the aggregate principal amount of the revolving credit facility provided for in the Credit Agreement (the “Revolving Credit Facility”) from $125 million to $100 million. Availability under the Revolving Credit Facility is now equal to the lesser of $100 million or a Borrowing Base (as defined in the Credit Agreement), in each case minus (i) revolving loans outstanding and (ii) $15 million until the Agent’s receipt of a compliance certificate demonstrating compliance with the following financial covenants:

1.              Commencing with the twelve-month period ending March 31, 2020, the Borrowers will not permit the Fixed Charge Coverage Ratio (as defined in the Credit Agreement), as of the end of any calendar month, to be less than 1.00 to 1.00.

2.              Commencing with the month ended April 30, 2019 and continuing until the calendar month ending March 31, 2020, the Borrowers shall have, at the end of each calendar month during such period, EBITDA for the corresponding period (which such period shall be based on a cumulative monthly build-up commencing with the month ended April 30, 2019) then ending of not less than the corresponding amount set forth on a schedule to the Credit Agreement.

3.              Capital Expenditures (as defined in the Credit Agreement) of the Borrowers and their Subsidiaries shall not exceed $8 million for the fiscal year ending March 31, 2020.

Permitted Acquisitions (as defined in the Credit Agreement) are no longer permitted under the Credit Agreement, and certain Restricted Payments (as defined in the Credit Agreement) that were previously allowed based upon meeting certain leverage ratio and average Availability (as defined in the Credit Agreement) criteria are no longer allowed. The Amendment revises the financial reporting requirements to require monthly management prepared financial statements, and a thirteen-week cash flow forecast of the Company and its Subsidiaries to be delivered on a weekly basis commencing no later than five weeks after the effective date of the Amendment until the Borrowers demonstrate compliance with the financial covenants described above.  In connection with the Amendment, the Company paid amendment and structuring fees totaling $950,000.

The foregoing descriptions of the Amendment do not purport to be complete and are qualified in their entirety by reference to the Amendment, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Some of the lenders under the Credit Agreement and their affiliates have various relationships with the Company involving the provision of financial services, including cash management and other services.

Item 2.03.                                        Creation of a Direct Financial Obligation of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K pertaining to the Credit Agreement and the Amendment is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
99.1

Second Amendment to Credit Agreement, dated as of May 23, 2019, by and among CSS Industries, Inc., as the Company, the Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers, the other Loan Parties party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSS INDUSTRIES, INC.
(Registrant)

Date: May 30, 2019	By:	/s/ Keith W. Pfeil
Name: Keith W. Pfeil
Title: Executive Vice President & Chief Financial Officer